Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

PURSUANT TO SECTION 10 OF THE MARSHALL ISLANDS

LIMITED PARTNERSHIP ACT

Pursuant to the provisions of the Marshall Islands Limited Partnership Act, the undersigned desires to form a limited partnership and certifies the following:

1.	The name of the limited partnership is GasLog Partners LP (the “Limited Partnership”).

2.	The registered address of the Limited Partnership in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Limited Partnership’s registered agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.	The name and the business, residence or mailing address of the sole general partner is:

Name	Address
GasLog Partners GP LLC	c/o GasLog Monaco S.A.M.
Gildo Pastor Center
7 Rue du Gabian
MC 98000
Monaco

4.	The name and title of the person authorized to sign this Certificate of Limited Partnership for the general partner is:

Geoffrey D. Ferrer
Attorney-in-Fact

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this 23rd day of January, 2014, and the undersigned hereby affirms and acknowledges, under penalty of perjury, that this Certificate of Limited Partnership is the act and deed of GasLog Partners GP LLC and that the facts stated herein are true.

GasLog Partners GP LLC

By:	/s/ Geoffrey D. Ferrer
Geoffrey D. Ferrer
Attorney-in-Fact